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                                                                    EXHIBIT 99.3

                          REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Answer Systems, Inc.:

   We have audited the statements of operations, common stock and other shareholders' deficiency and cash flows of Answer Systems, Inc. for the year ended June 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with our generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Answer Systems, Inc. for the year ended June 30, 1994, in conformity with generally accepted accounting principles.


                                       COOPERS & LYBRAND L.L.P.

San Jose, California
August 26, 1994